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                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-46555

                         SUPPLEMENT TO FIBERCHEM, INC.
                       Prospectus dated October 23, 1998

     Fiberchem, Inc. has extended from November 23, 1998 to December 9, 1998, the Rights Offering which commenced on October 23, 1998. Subscriptions of Rights will be accepted until 5:00 p.m. Mountain Standard Time on December 9, 1998.

     The Rights were distributed to all common stockholders, warrantholders and preferred stockholders that were record holders on October 16, 1998.
Each Right entitles the holder to subscribe for $.22 for one unit, consisting of one share of common stock and one redeemable Class E Common Stock Purchase Warrant.

Dated: November 23, 1998